EXHIBIT 10.16

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                   SUPPLEMENTAL EMPLOYMENT AGREEMENT


     THIS AGREEMENT, by and between AVON PRODUCTS, INC., a
New York corporation (the "Corporation"), and JAMES E. PRESTON (the "Executive"), dated as of this 10th day of December, 1997.

     WHEREAS, the Corporation and the Executive have entered into an Employment Agreement between the parties dated as of November 1, 1995 ("1995 Agreement"), and now wish to modify certain of the provisions of the 1995 Agreement, effective as of the date of execution of this agreement;

     NOW, THEREFORE, the Corporation and the Executive do hereby agree as follows:

     1. Applicability of 1995 Agreement Except as hereafter provided in this agreement to the contrary, the terms and conditions of the 1995 Agreement shall remain in full force and effect.

     2. Term The term of the 1995 Agreement, as hereby amended, shall expire on May 6, 1999 which date shall constitute the new
"Agreement Expiration Date".

     3. Position The Executive shall continue to serve as Chairman of the Board of the Corporation until the Agreement Expiration Date. He shall also serve as Chief Executive Officer of the Corporation during such period until the Board of Directors elects another officer to be Chief Executive Officer, which change is anticipated to occur during 1998 effective subsequent to the Annual Meeting of Shareholders on May 7, 1998.

     4. Compensation The Executive shall continue to receive a Base Salary at an annual rate of $1,000,000 for the balance of the term of this Supplemental Agreement. There would be no Base Salary increase in 1998 as set forth in the original 1995 Agreement. Concurrent with the date of this Supplemental Agreement the Executive has been granted non-qualified stock options for 155,530 shares of the Corporation's Common Stock but he does not participate in the Corporation's 1997 Long Term Incentive Plan.



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         All other terms and conditions relating to compensation as set forth in the 1995 Agreement remain in effect for the balance of the term of this Supplemental Agreement.

     5. Change of Control In the event of a Change of Control, as defined in the 1995 Agreement, the Executive will be entitled to all of the benefits and protections provided in the 1995 Agreement, as amended by this Supplemental Agreement.

     IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Corporation has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all effective as of the day and year first above written.

                                  AVON PRODUCTS, INC.

                                  By: /S/ Marcia L. Worthing
                                     Marcia L. Worthing, Senior
                                     Vice President, Human Resources
                                     and Corporate Affairs

ATTEST:

/s/ Ward M. Miller, Jr.
Ward M. Miller, Jr., Secretary


                                      EXECUTIVE:

                                      /s/ James E. Preston
                                      James E. Preston
                                      Chairman of the Board and
                                      Chief Executive Officer